EXHIBIT 99.1

AXIOM BIOTECHNOLOGIES INC.

1997 STOCK OPTION PLAN

1.    Purpose.

The purpose of this 1997 Stock Option Plan (“Plan”) is to advance the interests of AXIOM BIOTECHNOLOGIES INC., a California corporation (“Company”), by enhancing the ability of the Company (a) to attract and retain employees who are in a position to make significant contributions to the success of the Company; (b) to reward employees for such contributions; and (c) to encourage employees to take into account the long-term interests of the Company through ownership of shares of the Company’s common stock (“Stock”).

Options granted pursuant to this Plan may be either (a) incentive stock options as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (“Code”), which options are referred to in this Plan as “Incentive Options”; or (b) other options that are not Incentive Options, which other options are referred to in this Plan as “Nonqualified Options.”.

2.    Powers of the Board of Directors.

The Plan shall be administered by the Board of Directors (“Board”) of the Company. Subject to the requirements of this Plan, the Board shall have authority (a) to grant options to such eligible employees as the Board may select; (b) to determine the time or times when options shall be granted and the number of shares of Stock subject to each option; (c) to determine which options are Incentive Options and which options are Nonqualified Options; (d) to determine the terms and conditions of each option; (e) to prescribe the forms of documents evidencing options and any other documents required under the Plan, and change the forms of such documents from time to time; (f) to adopt, amend and rescind rules and regulations for the administration of the Plan; and (g) to interpret the Plan and decide any questions and settle all controversies and disputes that may arise in connection with the Plan. All such determinations and other actions of the Board shall be conclusive and shall bind all parties. Subject to the requirements of Section 7 hereof, the Board shall also have the authority, both generally and in particular instances, to waive any employee’s performance of any obligation under any option and to waive any condition or provision of an option. However, with respect to an Incentive Option, unless such action is taken pursuant to and in compliance with the requirements of Section 5.3 hereof, the Board shall not (i) increase the total number of shares subject to an Incentive Option; (ii) extend the term of an Incentive Option to more than ten (10) years; (iii) in the case of a Major Shareholder (as that term is hereafter defined), extend the term of an Incentive Option to more than five (5) years; or (iv) unless the optionee consents, reduce the exercise price per share; or otherwise cause a modification, extension or renewal of an Incentive Option within the meaning of Section 424(h) of the Code.

The Board shall have discretion to delegate its powers regarding the Plan to a committee of the Board (“Committee”), in which event all references herein to the Board shall be deemed to refer to the Committee. The Committee shall consist of at least two (2) directors. However, following any registration of the Stock under the Securities Exchange Act of 1934 (“1934 Act”), only “disinterested persons” within the meaning of Rule 16b-3(c)(2)(i) under the 1934 Act, may be members of the Committee.

The Committee may make determinations and take other actions regarding the Plan either pursuant to a meeting or pursuant to a written consent, in accordance with the procedures set forth in Section 307 of the California Corporations Code.

3.    Financial Statements.

Regardless of any other provisions of this Plan or any other circumstances, not later than ninety (90) days after the end of each fiscal year of the Company, the Company shall deliver to all persons holding options issued under this Plan, a complete copy of the Company’s financial statements for the fiscal year just ended. Such financial statements shall include at least an income statement, a balance sheet, a statement of cash flows, and any footnotes that may have been prepared. Such financial statements are not required to be audited, but shall to the greatest extent reasonably possible, be prepared in accordance with generally accepted accounting principles applied on a consistent basis.

4.    Effective Date and Term of Plan.

The Plan shall be deemed effective on the date the Plan is approved by the shareholders of the Company. Options may be granted under the Plan after the date the Board has adopted the Plan, and prior to the date the shareholders have approved the Plan, but any such options shall be void if the Plan is not approved by the Shareholders within one (1) year after the date the Plan is adopted by the Board.

Subject to the condition that the Plan is not deemed effective until it has been approved by the shareholders, the term of this Plan shall be deemed to commence on the date the Plan is adopted by the Board (“Board Adoption Date”), and shall terminate on the date that is ten (10) years after the Board Adoption Date. No option shall be granted under the Plan after the date that is ten (10) years after the Board Adoption Date (“Ten Year Grant Limitation”), but the term of any option granted prior to the expiration of the Ten Year Grant Limitation may extend beyond the Ten Year Grant Limitation.

5.    Shares Subject to the Plan.

5.1    Number of Shares.    Subject to adjustment pursuant to Section 5.3 hereof, the aggregate number of shares of Stock subject to the exercise of options granted under the Plan shall not exceed One Million (1,000,000). If any option granted under the Plan terminates without having been exercised in full, the number of shares of Stock with respect to which such option was not exercised shall be available for future grants within the limits set forth in this Section 5.1.

5.2    Shares to be Delivered.    All shares delivered under the Plan shall be whole shares of authorized but unissued Stock. No fractional shares of Stock shall be delivered under the Plan.

5.3    Changes in Stock.    In the event of a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, or other change in the Company’s capital stock, the number and kind of shares of stock or other securities of the Company subject to options then outstanding or subsequently granted under the Plan, the maximum number of shares or other securities that may be delivered under the Plan, the exercise price, and other relevant terms and conditions, shall be appropriately adjusted by the Board, whose determination shall be binding on all persons.

The Board may also adjust the number of shares of Stock subject to outstanding options, the exercise price of outstanding options, and the terms and conditions of outstanding options, required in connection with material changes in accounting practices or principles, consolidations or mergers (except those described in Section 7.10 hereof), acquisitions or dispositions of stock or property, or any other event, if the Board determines that such adjustment is appropriate to avoid distortion in the operation of the Plan. However, no such adjustment shall be made in the case of an Incentive Option if such adjustment would constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code.

6.    Eligibility for Options.

Persons eligible to receive options under the Plan shall be those employees of the Company (or its parent or subsidiary corporations) who, in the opinion of the Board, are in a position to make a significant contribution to the success of the Company (or its parent or subsidiary corporations). The terms “parent” and “subsidiary” corporations shall have the meaning ascribed to such terms under Sections 424(e) and (f) of the Code and the regulations thereunder.

Directors who are not employees shall not be eligible to participate in the Plan.

Incentive Options shall be granted only to “employees” as defined in the provisions of the Code or regulations thereunder applicable to incentive stock options.

Receipt of options under the Plan or of awards under any other employee benefit plan of the Company (or its parent or subsidiary corporations), shall not preclude an employee from receiving options under the Plan.

7.    Terms and Conditions of Options.

7.1    Annual Limit on Value of Stock.    The aggregate fair market value (determined as of the time the option is granted) of the shares of Stock with respect to which Incentive Options are exercisable for the first time by an employee during any calendar year under all plans of his/her employer corporation (and its parent and subsidiary corporations within the meaning of Section 422(a)(2) of the Code) shall not exceed One Hundred Thousand Dollars ($100,000.00).

7.2    Exercise Price.    The exercise price of each option shall be determined by the Board, except that (a) in the case of an Incentive Option, the exercise price shall not be less than one hundred percent (100%) of the fair market value per share of the Stock at the time the option is granted; (b) in the case of an Incentive Option granted to a party who, at the time the option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations (“Major Shareholder”), the exercise price shall not be less than one hundred ten percent (110%) of the fair market value per share of the Stock at the time the option is granted; and (c) in the case of a Nonqualified Option, the exercise price shall not be less than eighty five percent (85%) of the fair market value per share of the Stock at the time the option is granted. In the case of Incentive Options, (i) the term “fair market value” shall have the same meaning as it does in the provisions of the Code and the regulations thereunder applicable to Incentive Options; and (ii) for purposes of determining whether a party owns stock, the rules contained in Section 424(d) of the Code pertaining to “attribution of stock ownership” shall apply at the time the option is granted. Regardless of any other provision of this Plan, in the case of both Incentive Options and Nonqualified Options, the fair market value of the Stock for all purposes under the Plan shall be determined in compliance with Section 260.140.50 of Title 10 of the California Code of Regulations.

7.3    Duration of Options.    An option shall be exercisable during such period or periods as the Board may specify, except that (a) no option shall be exercisable after the expiration of ten (10) years after the date the option was granted; and (b) in the case of an Incentive Option granted to a Major Shareholder, the option shall not be exercisable after the expiration of five (5) years after the date the option was granted (collectively “Final Exercise Date”).

7.4    Exercise of Options.

(a)    Unless specified otherwise herein or by the Board at the time of grant, each option shall become exercisable as follows: (i) one (1) year after the date of grant as to thirty percent (30%) of the total award; (ii) two (2) years after the date of grant as to an additional thirty percent (30%) of the total award; and (iii) three (3) years after the date of grant as to an additional forty percent (40%) of the total award. Once a portion of the option becomes exercisable, that portion shall remain exercisable for the entire remaining term of the option. Regardless of any other provisions of this Plan or any other circumstances, no options shall become exercisable after the date of death, disability, or termination of employment by the Company (or its parent or subsidiary corporations), of the employee to whom the option was granted. After the date of death, disability, or termination of employment, only those options that were exercisable on or before the date of death, disability, or termination of employment, may be exercised pursuant to the applicable provisions of this Plan.

(b)    The award forms or other documents evidencing Incentive Options shall contain such provisions relating to exercise and other matters as may be required from time to time under the applicable provisions of the Code and the regulations thereunder.

(c)    Any exercise of an option shall be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (i) a copy of the award form and any other documents required by the Board, and (ii) payment in full for the number of shares of Stock regarding which the option is exercised.

(d)    Upon the exercise of a Nonqualified Option, the Board shall have the right to require that the individual exercising the option pay to the Company an amount sufficient to satisfy any federal, state, or local tax withholding requirements (or make other arrangements satisfactory to the Company with regard to such taxes) prior to the delivery of any Stock pursuant to the exercise of the option. If so permitted by the terms of the option, these tax withholding requirements may be satisfied by withholding from the Stock to be delivered, a number of shares which collectively have a fair market value equal to the amount of the withholding obligation.

(e)    Upon the exercise of an Incentive Option, if the Board determines that under applicable law and regulations the Company could be liable for the withholding of any tax with respect to a disposition of the Stock received upon exercise, the Board may require as a condition of exercise that the individual exercising the option agree (i) to inform the Company promptly of any disposition (within the meaning of Section 424(c) of the Code and the regulations thereunder) of Stock received upon exercise, and (ii) to give such security as the Board deems adequate to satisfy the potential liability of the Company for the withholding of taxes, and to augment such security from time to time in any amount the Board deems necessary to preserve the adequacy of such security.

(f)    If any option is exercised by the executor, administrator or other legal representative of a deceased employee, or by the person or persons to whom the option has been transferred by the employee’s will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver Stock pursuant to such exercise until the Company is satisfied as to the authority of the person or persons exercising the option.

7.5    Payment for and Delivery of Stock.    Stock purchased under the Plan shall be paid for as follows: (a) by cash, certified check, bank draft or money order payable to the order of the Company, or by a personal check that is acceptable to the Company; or (b) if so permitted by the terms of the option, (i) through the delivery or withholding of shares of Stock having a collective fair market value on the last business day preceding the date of exercise, equal to the purchase price, or (ii) by a combination of cash and Stock as provided in clauses (a) and (b)(i) in this section.

An option holder shall not have the rights of a shareholder with regard to awards under the Plan except as to Stock actually received by him under the Plan.

The Company shall not be obligated to deliver any shares of Stock (a) until, in the opinion of the Company’s legal counsel, all applicable federal and state laws and regulations have been complied with; and (b) if the outstanding Stock is at the time listed on any stock exchange, until the shares to be delivered have been listed or authorized to be listed on such exchange upon official notice of issuance, and (c) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company’s legal counsel. If the sale of Stock has not been registered under the 1933 Act, the Company may require, as a condition to exercise of the option, such representations or agreements as legal counsel for the Company may consider appropriate, to avoid violation of the 1933 Act, and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

7.6    Nontransferability of Options.    No options may be transferred other than by will or by the laws of descent and distribution, and during an employee’s lifetime an option may be exercised only by the employee.

7.7    Disposition of Stock acquired pursuant to Incentive Options.    Shares of Stock that may be acquired pursuant to Incentive Options may not be disposed of within two (2) years after the date the related option was granted nor within one (1) year after the date the related option was exercised.

7.8    Death.    If an employee’s employment with the Company (or its parent or subsidiary corporations) terminates by reason of death, each option held by the employee immediately prior to death shall be exercisable as to the number of shares for which the option was otherwise exercisable immediately prior to death, by the employee’s executor or administrator, or by the person or persons to whom the option is transferred by will or the applicable laws of descent and distribution, prior to the first to occur of the following dates: (i) the date that is six (6) months after the employee’s death, or (ii) the Final Exercise Date. Other than as provided in this section, upon the death of any person granted options under this Plan, all options then held by such person shall terminate.

7.9    Other Termination of Employment.    If an employee’s employment with the Company (or its parent or subsidiary corporations) terminates for any reason, all options held by the employee that are not then exercisable shall terminate. Options that are exercisable on the date of termination shall continue to be exercisable until the first to occur of the following dates: (a) the Final Exercise Date; (b) if the termination was not for cause and did not result from the disability of the employee, the date that is three (3) months after the date of termination; (c) if the termination resulted from the disability of the employee, the date that is six (6) months after the date of termination; or (d) if the termination was for cause, the date that is thirty (30) days after the date of termination. Any options not exercised on or before the applicable date shall automatically and irrevocably terminate. For purposes of this Section 7.9, employment shall not be considered terminated in the case of (a) sick leaves or other bona fide leaves of absence approved by the Board for purposes of the Plan, so long as the employee’s right to reemployment is guaranteed either by statute or by contract; (b) a transfer of employment from the Company to any parent or subsidiary corporation (or among any of them), or to a corporation (or a parent or subsidiary corporation of such corporation) issuing or assuming an option in a transaction to which Section 424(a) of the Code applies.

7.10    Merger or Sale, Etc.    Except in a transaction to which Section 424(a) of the Code applies, upon the occurrence of (i) a merger, consolidation, or other reorganization in which the Company is not the surviving corporation; and/or (ii) the sale of substantially all of the Company’s assets; any Option issued under this Plan shall be terminated, but only if the following conditions precedent to such termination have been satisfied prior to the consummation of such merger, consolidation, other reorganization or sale of assets (“Triggering Transaction”):

(a)    The Board, in its sole discretion, has made arrangements to permit all holders of Options to exchange their Options that are outstanding on the date of the Triggering Transaction, for replacement options issued by the surviving or acquiring corporation in the Triggering Transaction; or

(b)    The Board, in its sole discretion, has made arrangements to cause the surviving or acquiring corporation in the Triggering Transaction to assume the Options that are outstanding on the date of the Triggering Transaction, under circumstances that will be the most equitable to the most Option holders.

(c)    In the case of Incentive Options, the Board shall use best efforts to cause any such replacement or assumed options to satisfy the requirements of Section 424(a) of the Code.

8.    Employment Rights.

Neither the adoption of the Plan nor the grant of options shall confer upon any employee any right to continued employment with the Company (or any parent or subsidiary corporation), or affect in any way the right of the Company (or any parent or subsidiary corporation) to terminate the employment of an employee at any time. In the event of termination of the employment of an employee, the loss of any profit that could result from options granted under this Plan shall not constitute an element of damages, even if the termination is in violation of an obligation of the Company to the employee pursuant to a contract or otherwise.

9.    Stock Restriction Agreement.

As a condition to receiving any Stock to be issued pursuant to any option granted under this Plan, the recipient of such Stock shall be required to execute and deliver to the Company a Stock Restriction Agreement in the form of Exhibit “A” attached to this Plan and incorporated herein by reference. The purpose of the Stock Restriction Agreement is to give the Company the right to repurchase the Stock from the holder thereof, upon the same terms and conditions the Stock is proposed to be sold to a third party.

10.    Effect, Discontinuance, Cancellation, Amendment and Termination.

Neither adoption of the Plan nor the grant of options to an employee shall effect the Company’s right to grant to such employee options that are not subject to the Plan, to issue Stock to such employee as a bonus or otherwise, or to adopt other plans or arrangements pursuant to which Stock may be issued to employees.

The Board may at any time cease to grant options under the Plan. With the consent of the employee, the Board may at any time cancel an existing option in whole or in part and grant the employee a replacement option for such number of shares of Stock as the Board specifies. The Board may at any time (a) amend the Plan to comply with the requirements of Sections 422 or 424 of the Code or any other applicable laws or regulations, or for any other purpose which may at the time be permitted by law; or (b) terminate the Plan as to any further grants of options. Except to the extent specifically permitted by the provisions of this Plan, unless approved by the Company’s shareholders, no amendment of this Plan shall (i) increase the maximum number of shares of Stock available for issuance under the Plan; (ii) change the definition of employees eligible to receive options under the Plan; (iii) reduce the price at which Incentive Options may be granted; (iv) extend the time within which options may be granted; (v) alter the Plan in such a way that Incentive Options already granted hereunder would not be considered incentive stock options under Section 422 of the Code, or (vi) amend the provisions of this Section 10, and no such amendment shall adversely affect the rights of any employee (without his or her consent) under any option previously granted.

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